CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement of OMI Corporation on Form S-3 of our report dated February 17, 2000 (March 15, 2000 as to Notes 4 and 11) (which report expresses an unqualified opinion and includes a reference to other auditors and explanatory paragraphs relating to changes in the method of accounting for vessels operating on voyage charters and for special and drydock expenses), appearing in the Annual Report on Form 10-KA of OMI Corporation for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

                                        /s/  Deloitte & Touche LLP
                                       ------------------------------


                                       New York, New York
                                       March 16, 2001